EXHIBIT 21.1



                                SUBSIDIARIES OF THE REGISTRANT



Trimont Land Company d/b/a Northstar-at-Tahoe (California)
Sierra-at-Tahoe, Inc. (Delaware)
Bear Mountain, Inc. (Delaware)
Booth Creek Ski Acquisition Corp. (Delaware)
        - Waterville Valley Ski Resort, Inc. (Delaware)
        - Mount Cranmore Ski Resort, Inc. (Delaware)
Ski Lifts, Inc. (Washington)
Grand Targhee Incorporated (Delaware)
        - B-V Corporation (Wyoming)
        - Targhee Company (Delaware)
        - Targhee Ski Corp. (Delaware)
LMRC Holding Corp. (Delaware)
        - Loon Mountain Recreation Corporation (New Hampshire)
               - Loon Realty Corp. (New Hampshire)
Booth Creek Ski Acquisition, Inc. (Pennsylvania)
D.R.E., L.L.C (Delaware)